Exhibit 99.1

Ocean Power Technologies Announces Results for the

Fiscal Second Quarter Ended October 31, 2013

Pennington, NJ – December 13, 2013 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) today announced financial results for its Fiscal 2014 second quarter and the six months ended October 31, 2013.

Highlights

●	OPT recently announced the following developments related to Mitsui Engineering & Shipbuilding (“MES”), its partner in Japan:

—

In October, the Company signed a new agreement with MES for further collaboration towards the development and commercialization of OPT's technology. Specifically, MES was granted a license to sell OPT’s PowerBuoys for both grid-connected utility and autonomous applications in Japan, the Philippines, Malaysia, Vietnam, Mozambique, South Africa and Namibia. This license has a renewable ten-year term under which MES has the exclusive right to sell PowerBuoys in its territory and for which OPT will receive royalty payments. OPT will sell to MES the Power Take-Off (“PTO”) systems to be integrated in all PowerBuoys sold. Furthermore, MES will receive a commission for any customers outside its territory referred to OPT, and MES also has a right of first refusal with regard to manufacturing PowerBuoys sold in certain areas outside its territory.

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Further, the Company received a $2.6 million contract from MES to supply the final design and key components of a PowerBuoy system intended for deployment off the coast of Japan. OPT will work with MES to finalize and test the spar – the PowerBuoy’s main structural element – which is to be fabricated in Japan by MES; OPT will design and supply the PTO. Optimized for Japanese wave conditions, the PowerBuoy, when completed, is expected to be suitable for ocean trials to demonstrate the potential for commercial-scale utility wave power stations in Japan.

●

During the quarter, OPT announced the deployment of the Company’s latest Autonomous PowerBuoy (“APB-350”) off the coast of New Jersey. The project, tied to a Cooperative Research and Development Agreement with the U.S. Department of Homeland Security Science & Technology Directorate, included in-ocean tests to validate OPT’s technology for expanded ocean surveillance capability. The APB-350 provided power for sophisticated vessel detection and tracking sensors, enabling persistent off-shore maritime security in near-shore, harbors and littoral zones. The integrated sensor suite included sonar, an over-the-horizon high frequency radar system and an Automated Identification System receiver. The Company noted significant improvement versus prior in-ocean testing and identified further areas to optimize mission longevity and enhance performance as well as the power-to-weight ratio of the device.

●	OPT’s contract backlog grew to $5.8 million as of October 31, 2013 compared to $3.5 million as of July 31, 2013, reflecting a recent contract award by MES.

●

During the quarter ended October 31, 2013 and in November 2013, the Company strengthened its balance sheet through the sale of $4.7 million of common stock under its existing At the Market (“ATM”) offering facility with Ascendiant Capital Markets.

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Mark A. Featherstone has joined the Company as Chief Financial Officer. Mark brings to the Company significant experience as a senior finance and accounting officer at private and public companies, including Heat Transfer Products Group, Quaker Chemical Corporation, Coty Inc., and Scott Paper Company.

“We saw several exciting developments this quarter,” said Charles F. Dunleavy, Chief Executive Officer of OPT. “OPT signed a comprehensive agreement with our partner in Japan, Mitsui Engineering & Shipbuilding, for commercialization of our proprietary technology in their home market of Japan and several nations in Asia and Africa. By teaming with MES, we believe we have significantly bolstered the prospects for PowerBuoy sales and strengthened our relationship with an international leader in manufacturing and sales of capital equipment. We are honored by their commitment to our company and encouraged by their interest in wave-driven energy technology.”

“We also received an order from MES for the design and delivery of key components of a PowerBuoy for deployment off the coast of Japan. This is another crucial step towards the demonstration of a prospective wave power station in a nation clearly dedicated to developing clean alternatives for power generation. In addition, during this past quarter we achieved a successful demonstration of the enhanced maritime surveillance capability of our autonomous PowerBuoy APB-350 off the coast of New Jersey. We believe that these tangible accomplishments have improved the Company’s growth prospects.”

Financial Review

OPT’s contract backlog as of October 31, 2013 was $5.8 million, compared to $3.5 million as of July 31, 2013 and $5.2 million as of October 31, 2012. We anticipate that the majority of our backlog will be recognized as revenues over a period exceeding 12 months. Approximately $1.2 million of our backlog at October 31, 2013, is for our Oregon project; our continuation of work on this project and the prospective realization of that backlog as revenues would depend on certain factors, including the resolution of regulatory matters, the availability of additional funding to specifically enable completion of this project and the result of discussions with key project stakeholders. Backlog includes funded amounts and unfunded amounts that are expected to be funded in the future, but the current backlog is fully funded. The Company’s contract backlog consists largely of cost-sharing contracts to support product development.

Results for the Fiscal Second Quarter Ended October 31, 2013

For the three months ended October 31, 2013, OPT reported revenue of $0.5 million as compared to revenue of $1.4 million for the three months ended October 31, 2012. This decrease relates primarily to a lower level of external funding for the Company’s Mark 4 PowerBuoy development project and a decline in revenue tied to OPT’s prospective PowerBuoy deployment off Reedsport, Oregon, which has been suspended pending resolution of regulatory, financial and other matters. OPT also completed a project with Mitsui Engineering & Shipbuilding in the prior fiscal year.

The net loss for the three months ended October 31, 2013 was $3.3 million as compared to a net loss of $4.8 million for the three months ended October 31, 2012. The favorable decrease in the Company’s net loss year-over-year reflects lower product development costs, with the decline due primarily to a lower level of activity for OPT’s project in Oregon.

Results for the Six Months Ended October 31, 2013

For the six months ended October 31, 2013, OPT reported revenues of $0.9 million as compared to revenues of $2.3 million for the six months ended October 31, 2012. This decrease primarily reflects a decline in revenue related to the suspension of the Company’s Mark 3 PowerBuoy project off the coast of Oregon, decreased billable work for OPT’s Mark 4 PowerBuoy development project, and the completion of a project work with Mitsui Engineering & Shipbuilding in the prior fiscal year. These decreases were partially offset by an increase in revenue related to the company’s project off the coast of Spain and work performed under its new contract received in October 2013 from MES.

The net loss was $7.0 million for the six months ended October 31, 2013 compared to $9.1 million for the same period in the prior year. This decrease in net loss was due primarily to a decline in product development costs associated with OPT’s project in Oregon.

Cash and Investments

On October 31, 2013, total cash, cash equivalents, restricted cash and marketable securities were $18.7 million, as compared to $21.7 million as of April 30, 2013. Net cash used in operating activities was $6.5 million and $6.3 million for the six months ended October 31, 2013 and 2012, respectively. Net cash used was higher in the current six month period relative to the corresponding prior year period due to a decrease in operating assets and liabilities, offset by lower expenses related to the Company’s Oregon project. In addition, the Company raised $4.7 million during the Fiscal 2014 second quarter and in November 2013 through the sale of stock under its ATM facility with Ascendiant Capital Markets.

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Additional information may be found in the Company’s Quarterly Report on Form 10-Q that will be filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations tab.

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Conference Call Details

The Company will host a conference call to review these results at 10:00 a.m. Eastern Time today. The call will be available by telephone at 866-383-8009 (toll free in the U.S.) or 617-597-5342 (for international callers), using passcode 52870763. Investors may also access a webcast by visiting the Company's website at www.oceanpowertechnologies.com and clicking on the Investor Relations tab, then Webcasts & Presentations. Recorded replays of the conference call will be available on the Company’s website and by telephone at 888-286-8010 (toll free in the U.S.) or 617-801-6888 (for international callers), replay passcode 44636166, beginning at 2:00 p.m. Eastern on December 13, 2013.

About Ocean Power Technologies

Ocean Power Technologies, Inc. (Nasdaq: OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in an estimated $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from more than 15 years of in-ocean experience. OPT is headquartered in Pennington, New Jersey, USA with an office in Warwick, UK, and operations in Melbourne and Perth, Australia. More information can be found at www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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Company Contact: Charles F. Dunleavy, Chief Executive Officer of OPT	Telephone: +1 609 730 0400

Consolidated Balance Sheets as of

October 31, 2013 and April 30, 2013

	October 31, 2013	April 30, 2013
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$10,032,284	6,372,788
Marketable securities	6,498,171	13,996,705
Accounts receivable, net	—	796,332
Unbilled receivables	178,083	127,598
Other current assets	274,812	152,962
Total current assets	16,983,350	21,446,385
Property and equipment, net	612,612	700,968
Patents, net	938,402	1,044,902
Accounts receivable	212,018	—
Restricted cash	2,159,856	1,366,256
Other noncurrent assets	418,551	272,548
Total assets	$21,324,789	24,831,059

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$502,439	510,031
Accrued expenses	4,328,550	3,900,623
Unearned revenues	783,062	1,117,115
Current portion of long-term debt	100,000	100,000
Total current liabilities	5,714,051	5,627,769
Long-term debt	200,000	250,000
Long-term unearned revenues	51,276	232,033
Deferred credits	600,000	600,000
Total liabilities	6,565,327	6,709,802

Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares, issued 11,726,883 and 10,403,215 shares, respectively	11,727	10,403
Treasury stock, at cost; 37,852 and 33,771 shares, respectively	(130,707)	(123,893)
Additional paid-in capital	162,961,343	159,155,365
Accumulated deficit	(147,691,838)	(140,671,311)
Accumulated other comprehensive loss	(151,476)	(79,786)
Total Ocean Power Technologies, Inc. stockholders’ equity	14,999,049	18,290,778
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd	(239,587)	(169,521)
Total equity	14,759,462	18,121,257
Total liabilities and stockholders’ equity	$21,324,789	24,831,059

Consolidated Statements of Operations

For the Three and Six Months Ended October 31, 2013 and 2012

(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2013	2012	2013	2012
Revenues	$463,608	1,360,299	924,535	2,342,695
Cost of revenues	462,336	1,246,277	922,712	2,226,137
Gross profit	1,272	114,022	1,823	116,558
Operating expenses:
Product development costs	1,610,089	2,937,567	2,881,034	4,864,994
Selling, general and administrative costs	1,808,892	2,104,628	4,356,651	4,488,966
Total operating expenses	3,418,981	5,042,195	7,237,685	9,353,960
Operating loss	(3,417,709)	(4,928,173)	(7,235,862)	(9,237,402)
Interest income, net	2,879	34,888	3,237	90,312
Foreign exchange gain (loss)	107,357	102,741	129,127	(5,582)
Net loss	(3,307,473)	(4,790,544)	(7,103,498)	(9,152,672)
Less: Net loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	36,916	39,004	82,971	65,079
Net loss attributable to Ocean Power Technologies, Inc	$(3,270,557)	(4,751,540)	(7,020,527)	(9,087,593)
Basic and diluted net loss per share	$(0.31)	(0.46)	(0.67)	(0.88)
Weighted average shares used to compute basic and diluted net loss per share	10,510,214	10,301,601	10,416,021	10,298,800

Consolidated Statements of Cash Flows

For the Six Months Ended October 31, 2013 and 2012

(Unaudited)

	Six Months Ended October 31,
	2013	2012

Cash flows from operating activities:
Net loss	$(7,103,498)	(9,152,672)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain) loss	(129,127)	5,582
Depreciation and amortization	217,079	245,382
Treasury note premium amortization	5,391	26,023
Compensation expense related to stock option grants and restricted stock	369,503	617,200
Changes in operating assets and liabilities:
Accounts receivable	357,244	482,671
Long-term receivables	212,018	―
Unbilled receivables	(50,484)	(434,090)
Other current assets	(122,169)	387,395
Other noncurrent assets	(138,734)	(14,121)
Accounts payable	(7,040)	82,601
Accrued expenses	421,744	910,155
Unearned revenues	(334,630)	542,993
Long-term unearned revenues	(180,757)	—
Net cash used in operating activities	(6,483,460)	(6,300,881)
Cash flows from investing activities:
Purchases of marketable securities	(9,497,707)	(10,041,162)
Maturities of marketable securities	16,990,850	20,753,357
Restricted cash	(745,000)	75,000
Purchases of equipment	(21,191)	(340,248)
Net cash provided by investing activities	6,726,952	10,446,947
Cash flows from financing activities:
Proceeds from the sale of common stock, net of issuance costs	3,429,799	―
Proceeds from the exercise of stock options	8,000	―
Repayment of debt	(50,000)	(50,000)
Acquisition of treasury stock	(6,814)	(9,122)
Net cash provided by (used in) financing activities	3,380,985	(59,122)
Effect of exchange rate changes on cash and cash equivalents	35,019	6,127
Net increase in cash and cash equivalents	3,659,496	4,093,071
Cash and cash equivalents, beginning of period	6,372,788	9,353,460
Cash and cash equivalents, end of period	$10,032,284	13,446,531